Exhibit 99.2

VIGNETTE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Quarter Ended March 31,
	2003	2002
	(Unaudited)
Revenue:
Product license	$16,451	$20,491
Services	24,345	25,888

Total revenue	40,796	46,379
Cost of revenue:
Product license	553	826
Amortization of acquired technology	800	—
Services	10,465	13,082

Total cost of revenue	11,818	13,908

Gross profit	28,978	32,471
Operating expenses:
Research and development	12,109	13,949
Sales and marketing	18,228	28,989
General and administrative	4,801	6,627
Purchased in-process research and development, acquisition-related and other charges	1,142	—
Business restructuring charges	—	13,808
Amortization of deferred stock compensation	377	709
Amortization of intangible assets	609	7,633

Total operating expenses	37,266	71,715

Loss from operations	(8,288)	(39,244)
Other income, net	1,035	1,687

Loss before income taxes	(7,253)	(37,557)
Provision for income taxes	294	390

Net loss	$(7,547)	$(37,947)

Basic and diluted net loss per share	$(0.03)	$(0.15)

Shares used in computing basic and diluted net loss per share	251,230	247,220

VIGNETTE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS – NON-GAAP

(in thousands, except per share data)

	Quarter Ended March 31,
	2003	2002
	(Unaudited)
Revenue:
Product license	$16,451	$20,491
Services	24,345	25,888

Total revenue	40,796	46,379
Cost of revenue:
Product license	553	826
Services	10,465	13,082

Total cost of revenue	11,018	13,908

Non-GAAP gross profit (1)	29,778	32,471

Operating expenses:
Research and development	12,109	13,949
Sales and marketing	18,228	28,989
General and administrative	4,801	6,627

Total operating expenses	35,138	49,565

Non-GAAP loss from operations (1)(2)	(5,360)	(17,094)
Other income, net	1,035	1,687

Non-GAAP loss before income taxes (1)(2)	(4,325)	(15,407)
Provision for income taxes	294	390

Non-GAAP net loss (1)(2)	$(4,619)	$(15,797)

Non-GAAP basic and diluted net loss per share (1)(2)	$(0.02)	$(0.06)

Shares used in computing non-GAAP basic and diluted net loss per share	251,230	247,220

Supplemental Data (1)(2):

(1) For the quarter ended March 31, 2003, excludes amortization of technology acquired in the Epicentric, Inc. business acquisition ($0.8M).

(2) For the quarters ended March 31, 2003 and 2002, excludes: (a) purchased in-process research and development, acquisition-related and other charges ($1.1M and $0); (b) business restructuring charges ($0 and $13.8M); (c) amortization of deferred stock compensation ($0.4M and $0.7M); and (d) amortization of intangible assets ($0.6M and $7.6M).

2